PARKERVISION CLOSES COMMON STOCK OFFERING

Jacksonville, Fla., March 26, 2013 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision”) today announced the closing of its previously announced underwritten public offering of 4,100,000 shares of its common stock at a public offering price of $3.25 per share. Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), acted as the sole bookrunning manager for the offering.

Ladenburg Thalmann & Co. Inc. exercised in full its over-allotment option to purchase an additional 615,000 shares of common stock at the public offering price of $3.25 per share less underwriting discounts.  The closing of the over-allotment option exercise took place simultaneously with the closing of the public offering.

Net proceeds from the sale of the shares after underwriting discounts and other offering expenses were approximately $14.3 million.  The Company plans to use the net proceeds from the offering to fund its research, its sales and marketing activities and its infringement litigation, and for other working capital and general corporate purposes.

The offering is being made pursuant to an effective shelf registration statement on Form S-3 previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”). These securities may be offered only by means of a prospectus supplement.  A preliminary prospectus supplement and final prospectus supplement relating to the offering were filed with the SEC. Copies of the final prospectus supplement relating to the offering, together with the accompanying base prospectus included in the registration statement, may be obtained from the SEC at http://www.sec.gov, or from Ladenburg Thalmann & Co. Inc., 520 Madison Avenue, 9th Floor, New York, NY 10022 – Attention: George Mangione, (631) 270-1611 or GMangione@ladenburg.com.  Before you invest, you should read the final prospectus supplement and the accompanying base prospectus and other documents ParkerVision has filed with the SEC for more complete information about ParkerVision and the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About ParkerVision, Inc.
ParkerVision designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks. ParkerVision is headquartered in Jacksonville, Florida.

Safe Harbor Statement
This press release contains forward-looking information, including the intended use of proceeds from the offering. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2012. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

CONTACT:
ParkerVision, Inc.
Cindy Poehlman, Chief Financial Officer
904-732-6100
cpoehlman@parkervision.com

The Wall Street Group, Inc.
Ron Stabiner, Vice President
212-888-4848
rstabiner@thewallstreetgroup.com

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